EXHIBIT 4.1

               Certificate                   Number of
                  Number                       Shares
                     1                       00,000,000


                                                            CUSIP NO.



          CERTIFICATE EVIDENCING LIMITED LIABILITY COMPANY INTERESTS

                        PREFERRED SECURITIES, SERIES
                                      OF
                             AETNA CAPITAL L.L.C.

Aetna Capital L.L.C., a Delaware limited liability company (the "Company"), hereby certifies that Cede & Co. (the "Holder") is the registered owner of 0,000,000 preferred limited liability company interests in the Company of a
series designated the      Preferred Securities, Series   (the "Securities").
The Securities are fully paid and nonassessable limited liability company interests in the Company, as to which the members of the Company who hold the Securities (the "Preferred Securityholders") in their capacity as members of the Company will have no liability solely by reason of being Preferred Securityholders in excess of their share of the Company's assets and undistributed profits (subject to the obligation of a Preferred Securityholder to repay any funds wrongfully distributed to it), and are transferable on the books and records of the Company, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The powers, preferences and special rights and restrictions of the Securities are set forth in, and this Certificate and the Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Limited Liability Company
Agreement of the Company, dated as of               , 1994, as the same may be
amended from time to time (the "Limited Liability Company Agreement") and the written action of the Managing Members of the Company authorizing the issuance of the Securities and determining the powers, preferences and special rights and restrictions, regarding dividends, voting, redemption, exchange, return of capital and otherwise, and other matters relating to the Securities (the "Securities Terms"), copies of which Limited Liability Company Agreement and Securities Terms are on file at the principal office of the Company. The Company will furnish a copy of such Limited Liability Company Agreement and Securities Terms to each Preferred Securityholder without charge upon written request to the Company at its principal place of business or registered office, as the case may be. Each Preferred Securityholder is entitled to the benefits of the Payment and Guarantee Agreement of Aetna Life and Casualty
Company ("Aetna") dated         , 1994 (the "Guarantee") to the extent
provided therein and is entitled to enforce the rights of the Company under the related series of debentures (the "Debentures") issued by Aetna to the
Company pursuant to the Subordinated Indenture dated         , 1994 between
Aetna and The First National Bank of Chicago, as trustee (the "Subordinated Indenture"), to the extent provided therein. The Company will furnish a copy of such Guarantee and Subordinated Indenture to each Preferred Securityholder without charge upon written request to the Company at its principal place of business.

Each Preferred Securityholder, by accepting this Certificate, is deemed to have (i) agreed that the Debentures are subordinate and junior in right of payment to all Senior Debt (as defined in the Subordinated Indenture) as and to the extent provided in the Subordinated Indenture and (ii) agreed that the Guarantee is subordinate and junior in right of payment to all liabilities of Aetna and pari passu with the most senior preferred or preference stock of any series now or hereafter issued by Aetna and pari passu with any guarantee now or hereafter entered into by Aetna in respect of any preferred or preference stock or interest of any affiliate of Aetna, as and to the extent provided in the Guarantee.

IN WITNESS WHEREOF, this certificate has been signed on behalf of the Company by a duly authorized officer of one of its Managing Members and on behalf of Aetna, as Guarantor, by a duly authorized officer thereof.



                                             AETNA CAPITAL L.L.C.

                                             BY AETNA LIFE AND CASUALTY
                                                 COMPANY,
                                                 AS MANAGING MEMBER


                                             By: _________________________




                                             By: AETNA LIFE AND CASUALTY
                                                   COMPANY, AS GUARANTOR


                                             By: _________________________